UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 4, 2007 (April 30, 2007)

COMMUNITY BANKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2251762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 001-11663
(Commission file number)

777 East Park Drive, Harrisburg, PA	17111
(Address of Principal Executive Offices)	(Zip Code)

(717) 920-5800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 30, 2007, Community Banks, Inc. and CommunityBanks, respectively, entered into amendments to the Survivor Income Agreement and Split Dollar Addendum to Survivor Income Agreement (the “Agreements”) with Donald F. Holt, executive vice president finance and chief financial officer and Robert W. Lawley, executive vice president operations. The amendments were made in order to correct inadvertent omissions in the Agreements and make these Agreements consistent with substantially similar agreements that Community has with its other three named executive officers. In approving the amendments, the Compensation Committee of Community’s board of directors noted that its original intent was that the terms of the survivor income agreement and split dollar addendum for each of the named executive officers be substantially similar. The amendments provide for the continuation of the Agreements in the event of a change of control, permitting the executives and their respective beneficiaries to retain the rights to proceeds of a life insurance policy. The amendments to each executive’s Agreement are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed herewith.

    10.1  Amendment to Survivor Income Agreement and Split Dollar Addendum to Survivor Income Agreement between CommunityBanks, Inc.
    and Donald F. Holt.

       10.2  Amendment to Survivor Income Agreement and Split Dollar Addendum to Survivor Income Agreement between CommunityBanks and Robert W. Lawley.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKS, INC.
(Registrant)

Dated: May 4, 2007	By:	/s/ Anthony N. Leo
Anthony N. Leo Executive Vice President

EXHIBIT LIST

Number  Description

10.1  Amendment to Survivor Income Agreement and Split Dollar Addendum to  Survivor Income Agreement between Community Banks, Inc.
         and Donald F. Holt.

10.2  Amendment to Survivor Income Agreement and Split Dollar Addendum to  Survivor Income Agreement between CommunityBanks and Robert W. Lawley.